Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Rae Covington	408-523-2161

INTUITIVE SURGICAL ANNOUNCES FIRST QUARTER EARNINGS

SUNNYVALE, CALIF. April 16, 2009 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported first quarter 2009 revenue of $188.4 million, compared to $188.2 for the first quarter of 2008. First quarter 2009 revenue of $188.4 million was net of $20.1 million of revenue deferrals associated with offers made to certain customers to upgrade their recently purchased da Vinci® S™ Surgical Systems to our recently announced da Vinci® Si™ Surgical System. The new da Vinci® Si™ Surgical System offers several new features, including enhanced 3D HD resolution, an updated and simplified user interface, enhanced operating room integration capabilities, and improved ergonomics. The da Vinci Si also enables an optional second surgeon console allowing a second surgeon the ability to provide da Vinci-enabled surgical assistance and may facilitate teaching efficiencies for surgeons learning da Vinci surgery. The upgrade program also provided our customers the opportunity to exchange their recently purchased da Vinci S camera accessories for da Vinci Si camera accessories. The deferrals reduced first quarter 2009 system revenue by $18.0 million and accessory revenue by $2.1 million. The company expects to recognize all $20.1 million of the revenue deferrals within 2009.

First quarter 2009 instruments and accessories revenue increased to $79.6 million from $61.9 million during the first quarter of 2008 driven by approximately 60% higher surgical procedure volume at customer sites, partially offset by the revenue deferral described above and lower instrument and accessory revenue per procedure resulting from customer efficiency gains, procedure mix, and timing of customer orders. First quarter 2009 service revenue increased to $39.3 million from $27.2 million during the first quarter of 2008.

First quarter 2009 systems revenue of $69.5 million was lower than $99.1 million during the first quarter of 2008 due primarily to the revenue deferral described above and slightly lower da Vinci ® Surgical System unit sales. 66 da Vinci ® Surgical Systems were sold during the first quarter of 2009, compared to 74 during the first quarter of 2008.

	Three Months Ended March 31,
Revenue ($Millions)	2009	2008	Incr/(Decr)
Instruments/Accessories	$79.6	$61.9	$17.7
Systems	69.5	99.1	(29.6)
Service	39.3	27.2	12.1

	$188.4	$188.2	$0.2

First quarter 2009 operating income of $45.0 million was $19.8 million lower than the first quarter 2008 due primarily to the $20.1 million operating income impact of the da Vinci Si launch revenue deferral, offset in part by growth in recurring revenue. Operating results for the first quarter of 2009 included $22.7 million of non-cash stock-based compensation expense in accordance with the Financial Accounting Standards Board SFAS 123R, compared with $14.6 million for the first quarter of 2008.

First quarter 2009 net income was $28.1 million, or $0.72 per diluted share, compared with $44.8 million, or $1.12 per diluted share for the first quarter of 2008. The first quarter 2009 revenue deferral reduced net income by approximately $12.1 million, or $0.30 per diluted share.

During the first quarter 2009 Intuitive entered into a $150.0 million Accelerated Stock Repurchase program. During March 2009, 1.4 million shares of common stock were received and retired under the program. The company ended the quarter with cash, cash equivalents and investments of $822 million, compared to $902 million at December 31, 2008.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “Despite the challenging economic environment and reduced hospital spending, procedures performed with the da Vinci surgical system continued to demonstrate relatively high growth. We believe the new da Vinci® Si™ surgical system’s improved 3D HD vision, ease of use, efficiency, and second surgeon console capability will help drive the continued adoption of robotic surgery to the benefit of patients throughout the world.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 877-909-3508 for participants located in the U.S. and 517-645-6051 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Lonnie Smith. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery (MIS). Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® System consists of an ergonomic surgeon console, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive® , da Vinci®, da Vinci® S™, da Vinci® Si™ , InSite® and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of the global economic recession and tightening credit market and related impact on health care spending; timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products, the results of the year end audit, and the other factors detailed from time to time under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2008, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended
	March 31, 2009	December 31, 2008	March 31, 2008
Revenue:
Instruments & Accessories	$79,528	$81,575	$61,841
Systems	69,522	113,752	99,110
Services	39,322	36,218	27,243

Total revenue	188,372	231,545	188,194
Cost of revenue:
Products	45,266	51,669	44,852
Services	14,402	14,536	13,535

Total cost of revenue (1)	59,668	66,205	58,387
Gross profit	128,704	165,340	129,807
Operating expenses:
Selling, general and administrative	62,366	61,739	48,634
Research and development (2)	21,312	20,864	16,301

Total operating expenses (1)	83,678	82,603	64,935
Income from operations	45,026	82,737	64,872
Interest and other income, net	5,016	5,525	8,541

Income before income taxes	50,042	88,262	73,413
Provision for income taxes	21,900	37,504	28,632

Net Income	$28,142	$50,758	$44,781

Earnings per share:
Basic	$0.72	$1.30	$1.16

Diluted	$0.72	$1.27	$1.12

Shares used in computing earnings per share:
Basic	38,883	39,138	38,582

Diluted	39,336	39,837	39,847

(1)	Includes stock compensation expense of $3.3 million, $3.1 million and $2.2 million in total cost of revenue and $19.4 million, 18.3 million and $12.3 million in total operating expenses for the three months ended March 31, 2009, December 31, 2008 and March 31, 2008, respectively.

(2)	Includes amortization of purchased intellectual property of $3.4 million, $3.2 million and $1.2 million in research and development expenses for the three months ended March 31, 2009, December 31, 2008 and March 31, 2008, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	3/31/2009	12/31/2008
Cash, cash equivalents, and investments	$821,683	$901,873
Accounts receivable, net	139,341	170,107
Inventory	64,383	63,460
Property and equipment, net	122,571	117,021
Goodwill	110,740	110,740
Deferred tax assets	47,823	45,357
Other assets	79,512	66,066

Total assets	$1,386,053	$1,474,624

Accounts payable and other accrued liabilities	$112,661	$128,606
Deferred revenue	98,272	79,252

Total liabilities	210,933	207,858
Stockholders’ equity	1,175,120	1,266,766

Total liabilities and stockholders’ equity	$1,386,053	$1,474,624